EXHIBIT 99.2

December 31, 2018

QUARTERLY REPORT

Dear Shareholder:

C&N’s unaudited fourth quarter 2018 results remained strong and continued the momentum in our core business that we experienced throughout the year. Unaudited earnings per share (EPS) were $.46 in the fourth quarter 2018, up from $.16 in the fourth quarter 2017, and unaudited annual 2018 EPS of $1.79 exceeded 2017 EPS of $1.10. In addition to significant growth in pre-tax earnings, 2018 earnings have benefited from a lower corporate tax rate than had been in effect in 2017.

It is helpful to discuss our earnings on a pre-tax basis, after adjusting for the impact of the fourth quarter 2017 tax law changes and net securities gains/losses, as both have had a significant impact on bottom-line performance. With these adjustments, pre-tax income during the quarter increased 22.4% to $6.7 million compared to $5.5 million during the fourth quarter of 2017. Annual pre-tax earnings for 2018, similarly adjusted, increased 19.2% to $24.2 million from $20.6 million during 2017. Sustained revenue growth was the primary driver, as both net interest income and non-interest income increased at a substantially faster pace than noninterest expenses during both periods. This operating leverage is the result of ongoing investment in our Team and technology that aligns with our mission of “Creating value through lifelong relationships.”

Growth in net interest income and expansion of the net interest margin are the result of modest overall growth in loans outstanding and the strength of C&N’s core deposits. Loan growth during the fourth quarter and for all of 2018 was muted due to lower production levels and several larger commercial loan payoffs, however the mix of new loan business and repricing in the portfolio produced higher yields and revenue. Total deposits declined slightly during the fourth quarter but showed solid growth for the year. Demand deposits were the primary source of deposit growth which further improved our funding mix and controlled the related costs.

Generation of core noninterest income is another strength for C&N and is one of the positive outcomes of our focus on developing value-based relationships with customers. Trust and brokerage revenues from our wealth management business continued to grow in the fourth quarter and compared to 2017 as we added new business and we received the full year benefit of a modest fee increase implemented in mid-2017. Investment returns contributed to revenue growth for most of 2018, however the broad equity market decline during the fourth quarter tempered the increase at the end of the year. Service charges and fees related to our core deposits, including interchange revenue from debit cards, also increased substantially, as did loan servicing fees. Net gains from the sale of loans were flat during the quarter and declined for the year, as conforming mortgages declined as a percentage of overall originations resulting in fewer sales.

Noninterest expenses increased approximately 7% during the fourth quarter and for the year in 2018 as compared to the corresponding periods of 2017. Additional staff, salaries and incentive compensation were all higher during the quarter, and ultimately for the year. Pensions and employee benefits declined during both periods primarily due to lower costs in our partially self-funded health care plan. Data processing and telecommunications increases resulted from investment in systems and technology and their ongoing costs. Professional fees were higher due to acquisition expenses and various other projects, and the mid-year donation of the Towanda Office to a non-profit pushed contributions higher for the year.

Activities related to the Monument Bank acquisition are moving forward. All regulatory applications have been submitted and we expect that closing will occur in the second quarter of 2019. In addition, the Teams from both banks are fully engaged in planning for systems conversions and integration efforts that will follow closing. The interaction of the two groups is serving to validate the cultural fit between the organizations and establish relationships that will drive success over time. It is an exciting time for C&N as we take an initial step in expanding our business model into new markets and begin to leverage our capital position to create additional value for our shareholders.

Leveraging capital and paying off our investments in C&N’s capacity for growth have been core elements of our strategic plan over the past several years. We have also focused on producing earnings that support a strong dividend and positive stock valuation, and ultimately a “currency” that underpins our capacity for growth. During 2018, C&N produced exceptional earnings and increased the quarterly dividend on common stock from $.26 to $.27 per share. The result was an annual dividend of $1.08 and annualized yield of 4.09% based on C&N’s 2018 closing price of $26.43. This closing price was a 10.1% increase from the $24.00 close a year earlier.

On January 17, 2019, the Board of Directors again declared a regular dividend of $.27 per share payable February 8, 2019 to shareholders of record as of January 28, 2019. In addition, the Board declared a special dividend of $.10 per share with the same payable and record dates, in recognition of C&N’s overall performance during 2018 and the Company’s ongoing strength.

Thank you for your continued interest and support as we look forward to a successful 2019 for everyone connected to C&N.

J. Bradley Scovill

President and CEO

CONDENSED, CONSOLIDATED EARNINGS INFORMATION
(Dollars In Thousands, Except Per Share Data) (Unaudited)
	4TH	4TH
	QUARTER	QUARTER
	2018	2017
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$13,304	$11,785	$1,519	12.89%
Interest Expense	1,312	999	313	31.33%
Net Interest Income	11,992	10,786	1,206	11.18%
Provision for Loan Losses	252	23	229	995.65%
Net Interest Income After Provision for Loan Losses	11,740	10,763	977	9.08%
Noninterest Income	5,040	4,117	923	22.42%
Net Losses on Available-for-sale Debt Securities	(4)	0	(4)
Noninterest Expense	10,074	9,401	673	7.16%
Income Before Income Tax Provision	6,702	5,479	1,223	22.32%
Income Tax Provision	1,021	3,536	(2,515)	-71.13%
Net Income	$5,681	$1,943	$3,738	192.38%
Net Income Attributable to Common Shares (1)	$5,653	$1,933	$3,720	192.45%
PER COMMON SHARE DATA:
Net Income - Basic	$0.46	$0.16	$0.30	187.50%
Net Income - Diluted	$0.46	$0.16	$0.30	187.50%
Dividend Per Share	$0.27	$0.26	$0.01	3.85%
Number of Shares Used in Computation - Basic	12,246,900	12,146,006
Number of Shares Used in Computation - Diluted	12,283,041	12,178,853

CONDENSED, CONSOLIDATED EARNINGS INFORMATION
(Dollars In Thousands, Except Per Share Data) (Unaudited)
	YEARS ENDED
	DECEMBER 31,
	2018	2017
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$50,328	$45,863	$4,465	9.74%
Interest Expense	4,625	3,915	710	18.14%
Net Interest Income	45,703	41,948	3,755	8.95%
Provision for Loan Losses	584	801	(217)	-27.09%
Net Interest Income After Provision for Loan Losses	45,119	41,147	3,972	9.65%
Noninterest Income	18,597	16,153	2,444	15.13%
Gain on Restricted Equity Security	2,321	0	2,321
Net (Losses) Gains on Available-for-sale Debt Securities	(288)	257	(545)	-212.06%
Noninterest Expense	39,486	36,967	2,519	6.81%
Income Before Income Tax Provision	26,263	20,590	5,673	27.55%
Income Tax Provision	4,250	7,156	(2,906)	-40.61%
Net Income	$22,013	$13,434	$8,579	63.86%
Net Income Attributable to Common Shares (1)	$21,903	$13,365	$8,538	63.88%
PER COMMON SHARE DATA:
Net Income - Basic	$1.79	$1.10	$0.69	62.73%
Net Income - Diluted	$1.79	$1.10	$0.69	62.73%
Dividend Per Share	$1.08	$1.04	$0.04	3.85%
Number of Shares Used in Computation - Basic	12,219,209	12,115,840
Number of Shares Used in Computation - Diluted	12,257,368	12,155,136

(1) Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

CONDENSED, CONSOLIDATED BALANCE SHEET DATA
(In Thousands) (Unaudited)
	DECEMBER 31,	DECEMBER 31,	DECEMBER 31, 2018 vs 2017
	2018	2017	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$37,487	$40,244	($2,757)	-6.85%
Available-for-sale Debt Securities	363,273	355,937	7,336	2.06%
Loans Held for Sale	213	765	(552)	-72.16%
Loans, Net	818,254	806,857	11,397	1.41%
Intangible Assets	11,951	11,954	(3)	-0.03%
Other Assets	59,715	61,202	(1,487)	-2.43%
TOTAL ASSETS	$1,290,893	$1,276,959	$13,934	1.09%

LIABILITIES
Deposits	$1,033,772	$1,008,449	$25,323	2.51%
Repo Sweep Accounts	5,853	3,766	2,087	55.42%
Total Deposits and Repo Sweeps	1,039,625	1,012,215	27,410	2.71%
Borrowed Funds	42,915	67,189	(24,274)	-36.13%
Other Liabilities	10,985	9,112	1,873	20.56%
TOTAL LIABILITIES	1,093,525	1,088,516	5,009	0.46%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	201,538	189,950	11,588	6.10%
Accumulated Other Comprehensive Income (Loss):
Net Unrealized Gains/Losses on Available-for-sale Debt Securities	(4,307)	(1,566)	(2,741)	175.03%
Defined Benefit Plans	137	59	78	132.20%
TOTAL SHAREHOLDERS' EQUITY	197,368	188,443	8,925	4.74%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,290,893	$1,276,959	$13,934	1.09%

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